EXHIBIT 5.1

                       PILLSBURY MADISON & SUTRO LLP
                            2550 Hanover Street
                        Palo Alto, California 94304


                             November 19, 1997



Western Micro Technology, Inc.
254 East Hacienda Avenue
Campbell, California  95008

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      We are acting as counsel for Western Micro Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of the offer and sale under the Securities Act of 1933, as amended (the "Securities Act"), of 4,440,105 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, pursuant to the Company's Registration Statement on Form S-3 (such Registration Statement, as amended, is herein referred to as the "Registration Statement"), on behalf of those certain selling stockholders named therein (the "Selling Stockholders"). The Shares being offered by the Selling Stockholders include (i) 2,242,500 shares of Common Stock issuable upon conversion of the Company's Series A Preferred Stock (the "Series A Preferred Stock"); (ii) 1,121,250 shares of Common Stock issuable upon the exercise of warrants (the "Private Placement Warrants") issued in connection with the Series A Preferred Stock; (iii) 112,125 shares of Common Stock issuable upon the exercise of warrants issued to the placement agent (the "Placement Agent Warrants") in connection with the private placement of the Series A Preferred Stock and the Private Placement Warrants; (iv) 4,230 shares of Common Stock issued upon payment of a regular quarterly dividend on the Series A Preferred Stock (the "Regular Dividend Shares"); (v) 500,000 shares of Common Stock issuable upon the exercise of warrants held by other securityholders of the Company (the "Other Warrants"); and (vi) 460,000 shares of Common Stock held by a stockholder of the Company (the "Stockholder Shares"). In this regard we have participated in the preparation of the Registration Statement.

      We are of the opinion that (i) the Shares to be issued upon conversion of the Series A Preferred Stock, and upon exercise of the Private Placement Warrants, the Placement Agent Warrants and the Other Warrants, have been duly authorized and when issued, delivered and paid for in accordance with the terms of the respective governing instruments, will be legally issued, fully paid and nonassessable, and that (ii) the Regular Dividend Shares and the Stockholder Shares have been duly authorized and legally issued, and are fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                        Very truly yours,


                                        /s/ PILLSBURY MADISON & SUTRO LLP